UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report: April 25, 2014
Date of earliest event reported: April 21, 2014

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alvo M. Oddis resigned from the board of directors of Euramax Holdings, Inc. (the “Company”) on April 21, 2014.
Jake Tomlin, Managing Director at Highland Capital Management, L.P. (“Highland”), has been appointed to the board of directors of the Company, effective April 21, 2014. Mr. Tomlin has been with Highland since 2006. Prior to his current role, Mr. Tomlin served as a Director and Senior Portfolio Analyst covering Paper & Packaging, Building Materials and Environmental Services on Highland’s Distressed & Special Situations investment team.  Prior to joining Highland, Mr. Tomlin worked as a Senior Consultant for PricewaterhouseCoopers. He received an MBA degree with distinction from the Kenan-Flagler Business School at the University of North Carolina and graduated with high honors from the Georgia Institute of Technology with a B.S. in Industrial Engineering. Mr. Tomlin has earned the right to use the Chartered Financial Analyst designation. Mr. Tomlin currently serves on the Board of Directors of Endurance Business Media, Inc.
Mr. Tomlin was appointed to the board of directors in accordance with Highland’s director designation rights under the Company’ stockholders agreement. Highland owns approximately 28.6% of the outstanding common stock of the Company (on a fully-diluted basis except for common stock reserved or issued under the Company’s management compensation plan). In addition, in March 2011 the Company and certain of our subsidiaries entered into a Senior Unsecured Loan Facility with investment funds affiliated with Highland and another lender; the amount outstanding under the facility is $125 million. Highland is also a party to the stockholders agreement and a registration rights agreement with the Company and other stockholders of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   April 25, 2014

EURAMAX HOLDINGS, INC.

By:	/s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, General Counsel & Corporate Secretary